United States securities and exchange commission logo





                     July 22, 2022

       Pamela Bentley
       Chief Financial Officer
       GCM Grosvenor Inc.
       900 North Michigan Avenue, Suite 1100
       Chicago, IL 60611

                                                        Re: GCM Grosvenor Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-39716

       Dear Ms. Bentley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance